Exhibit 99.1

    STUDY SHOWS BSD MEDICAL'S SYSTEMS TREAT CANCER WITHOUT REDUCING PATIENT
                                QUALITY OF LIFE

PR Newswire -- August 10, 2006

SALT LAKE CITY, Aug. 10 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex: BSM) today announced that a newly published study conducted in Berlin, Germany involving 137 patients with advanced rectal cancer has shown that the addition of cancer treatments with the BSD-2000 to radiation and chemotherapy treatments did not result in any statistically significant adverse effect on patient quality of life compared to patients who received radiation and chemotherapy without the added treatment. The company was highly pleased with the results of these findings, especially in light of the substantial reduction of patient quality of life that can accompany other cancer therapies. BSD is a developer of new cancer treatment technology designed to make cancer treatment more effective without adversely impacting the quality of life for patients during treatments.

The study was conducted using the Gastrointestinal Quality-of-Life Index (GIQLI), an instrument that has been validated and tested for its reproducibility and sensitivity in measuring quality of life for patients suffering from malignant and benign diseases of the gastrointestinal tract. The GIQLI contains nineteen questions pertaining to symptoms of disease, five questions relating to emotional well-being, seven questions regarding physical function, four questions that assess social function and six questions that measure the perception of the medical treatment. Of the 137 patients, 68 (49.6%) received treatments with radiation, chemotherapy and the BSD-2000 and 69 (50.4%) were treated with radiation and chemotherapy alone. The global GIQLI scores showed no significant differences at any time point pertaining to quality of life for the two groups. Quality of patient life during cancer treatment has become an increasing priority for both patients and providers, and the company considers these finding very significant.

BSD Medical Corp. is a leading developer of systems that deliver precision-focused microwave/RF energy to heat diseased sites in the body, raising them to therapeutic temperatures as required for a variety of medical treatments, including cancer. BSD's cancer treatment systems were developed and have been tested in many clinical trials as an additive therapy to radiation and/or chemotherapy, used to kill cancer with mild heat and create conditions in tumors that allow these companion therapies to more effectively destroy cancer. Heat forces increased blood flow into tumors, oxygenating the tumor so that the oxygen radicals required to attack cancer cell DNA can be adequately formed during radiation treatments. Increased tumor blood flow also allows blood-borne chemotherapy drugs to enter and better permeate the tumor. Many studies have shown significantly improved tumor response and control and/or patient survival with the addition of heat therapy in treating certain cancers. Further details can be obtained on BSD Medical's website www.BSDMedical.com or the company's patient website www.treatwithheat.com.

BSD Medical Corp. acknowledges Drs. Schultze, Wust, Gellermann, Hilderbrandt, Riess, Felix and Rau, all affiliated with Charite University Medical School in Berlin, Germany, as authors of this study entitled, "Influence of neoadjuvant radiochemotherapy combed with hyperthermia on the quality of life in rectum cancer patients." The study was published in the International Journal of Hyperthermia, vol. 22(4), pp. 301-318. The International Journal of Hyperthermia is the official journal of the Society of Thermal Medicine, the European Society for Hyperthermic Oncology and the Asian Society of Hyperthermic Oncology.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on studies involving the Company's treatment systems are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             08/10/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.treatwithheat.com /
    /Web site:  http://www.BSDMedical.com /
    (BSM)